LAZARE KAPLAN INTERNATIONAL INC.
SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

          This Second Amendment (herein, the “Amendment”) to Revolving Credit Agreement is entered into as of August __, 2007, between Lazare Kaplan International Inc., a Delaware corporation (the “Borrower”) and HSBC Bank USA, National Association, as lender (the “Bank”).

PRELIMINARY STATEMENTS

          A.           The Borrower and Bank entered into a certain Revolving Credit Agreement, dated as of September 28, 2004, as amended by the First Amendment to Revolving Credit Agreement between Borrower and Bank dated as of December 1, 2005 (the Revolving Credit Agreement, as the same has been amended prior to the date hereof, being referred to herein as the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          B.           To induce Bank to continue to extend the credit facility to Borrower and to provide for certain requests of Borrower with respect to additional permitted Indebtedness, Bank and Borrower have agreed to amend the Credit Agreement as set forth below.

          Now, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. AMENDMENTS.

          Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

           1.1           The following definitions shall be inserted in appropriate alphabetical order in Section 1 of the Credit Agreement:

“ABN Amro Bank Line”: The secured line of credit given by ABN Amro to Gulfdiam in the aggregate amount of up to U.S.$50,000,000, to be used by Gulfdiam for the purpose of financing of purchases and sales of rough diamonds (and possibly working capital needs) in Angola.

“ABN Amro”: ABN Amro Bank N.V.

“Gulfdiam”: Gulfdiam DMCC, a joint venture partially owned by a wholly-owned subsidiary of Borrower.

“Gulfdiam Guaranty”: That certain unsecured limited guaranty executed by Borrower in favor of ABN Amro, pursuant to which Borrower shall guaranty 50% of the net outstanding obligations from time to time of Gulfdiam under the ABN Amro Bank Line, not to exceed U.S.$25,000,000 in the aggregate (or its equivalent in foreign currencies, at conversion rates established by ABN Amro), plus any interest accrued thereon, charges relating thereto including, without limitation, monetary corrections, if any, and all costs and expenses of enforcement of the Gulfdiam Guaranty.

“Nedbank Guaranty”: That certain guaranty of up to $6,000,000 in Indebtedness (which shall include all Indebtedness of Subsidiaries of Borrower) executed by Borrower in favor of Nedbank, Limited, South Africa, which shall include guaranties by the Borrower and Subsidiaries of the Borrower in connection with such Indebtedness.

          1.2           The definition of “Commitment” appearing in Section 1 of the Credit Agreement shall be amended in its entirety to read as follows: “Commitment: The obligation of Bank to make Loans to the Borrower up to an aggregate outstanding principal amount not to exceed $20,000,000, as such amount may be reduced from time to time or terminated according to the terms of this Agreement, including, without limitation, Section 2.3(b) hereof.”

          1.3           The definition of “Termination Date” appearing in Section 1 of the Credit Agreement shall be amended in its entirety to read as follows: “Termination Date: June 30, 2008.”

          1.4           The following sentence is hereby added to the end of the definition of “Contingent Obligations” as follows: “Notwithstanding the forgoing, the Nedbank Guaranty and the Gulfdiam Guaranty shall not be deemed to be Contingent Obligations for the purposes of this Agreement.”

          1.5           Section 2.3 of the Credit Agreement shall be amended in its entirety to read as follows:

“Section 2.3. Repayments and Prepayments. (a) Optional Prepayment or Repayment. The Borrower hereby agrees to pay to Bank, no later than the Maturity Date, the entire unpaid principal of and interest on the Loans. The Borrower may elect to prepay the outstanding principal of all or any part of any Loan, without premium or penalty, provided that (a) any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this Section 2.3(a) may be made only on the last day of the Interest Period relating thereto, and (b) any such prepayments of LIBOR Rate Loans shall be in a minimum amount of $300,000 or a whole multiple of $100,000 in addition thereto. The Borrower shall give Bank Notice of the date and amount of any proposed prepayment pursuant to this Section 2.3(a) (y) no less than three (3) LIBOR Business Days prior to any such proposed prepayment of any LIBOR Rate Loans, and (z) no later than 10:00 a.m., New York time, on the date of any such prepayment of any Base Rate Loan. The Borrower shall be entitled to reborrow before the Termination Date such amounts, upon the terms and subject to the conditions of this Agreement. Each repayment or prepayment of principal of any Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. If at any time the aggregate amount of

Loans outstanding shall exceed the Commitment, the Borrower shall immediately pay the amount of such excess to Bank for application to the Loans. The Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $100,000 or an integral multiple thereof of the amount reduced or, as the case may be, terminated, upon Notice to Bank given by 10:00 a.m., New York time, at least two (2) Business Days prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the respective Commitment following such reduction or termination.

(b) Mandatory Repayment. The Borrower hereby agrees to pay to Bank on the following dates the principal amount of the Loans listed next to such date, each payment shall reduce the Commitment by each respective amount.

Date	Payment Amount

September 28, 2007	$1,000,000

October 31, 2007	$1,000,000

November 30, 2007	$1,000,000

December 31, 2007	$7,000,000

March 31, 2008	$5,000,000

June 30, 2008	the entire unpaid principal
amount then outstanding

          1.6           Section 7.2(a) of the Credit Agreement shall be amended in its entirety to read as follows:

“(a) create, incur or assume any Indebtedness, other than (i) up to $145,000,000 in unsecured Indebtedness, including, without limitation, the Indebtedness to Bank, unsecured Indebtedness under the ABN AMRO Leumi Credit Agreement, Indebtedness (which shall include any Indebtedness of Lazare Kaplan Belgium (LKB) NV) under lines of credit from Antwerp Diamond Bank to it and such Subsidiary, including guaranties by Subsidiaries of the Borrower (including, without limitation, Material Domestic Subsidiaries) in connection with such Indebtedness, (ii) up to five hundred fifty million Yen in unsecured Indebtedness to ABN AMRO Bank N.V., Tokyo branch, including guaranties by Subsidiaries of the Borrower (including, without limitation, Material Domestic Subsidiaries) in connection with such Indebtedness, (iii) current liabilities of the Borrower not incurred through the borrowing of money or the obtaining of credit on an open account basis customarily extended, (iv) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken, (v) Indebtedness under the Nedbank Guaranty, (vi) Indebtedness under the Gulfdiam Guaranty, and (vii) other unsecured Indebtedness not in excess of $250,000;”

          1.7           Clause (vi) of Section 7.2(b) of the Credit Agreement shall be amended in its entirety to read as follows:

"and (vi) Liens granted by Subsidiaries of the Borrower on the property of such Subsidiaries located outside of the United States to secure Indebtedness permitted by Section 7.2(a)(i), Section 7.2(a)(v) or Section 7.2(a)(vi);"

          1.8           All references to the “Note” in the Credit Agreement shall be deemed to be references to the Second Amended and Restated Note, to be executed and delivered by the Borrower and payable to the order of the Bank, in the form of Exhibit A attached hereto.

SECTION 2. CONDITIONS PRECEDENT.

          The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

          2.1           The Borrower and Bank shall have executed and delivered this Amendment and Borrower shall have executed and delivered to Bank the Second Amended and Restated Note.

          2.2           Bank shall have received copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment.

          2.3           Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to Bank.

          2.4           Lazare Kaplan Europe Inc. and Lazare Kaplan Japan Inc. shall have executed and delivered to Bank their consent to this Amendment in the form set forth below.

SECTION 3. REPRESENTATIONS.

          In order to induce Bank to execute and deliver this Amendment, the Borrower hereby represents to Bank that as of the date hereof, except as set forth in that certain letter from Bank to the Borrower dated as of the date hereof, the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5(d) shall be deemed to refer to the most recent financial statements of the Borrower delivered to Bank) and the Borrower is in compliance with the terms and conditions of the Credit Agreement and no Default or Event of Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 4. MISCELLANEOUS.

          4.1           Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Note, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

          4.2           The Borrower agrees to pay on demand all costs and expenses of or incurred by Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for Bank.

          4.3           This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of New York.

[SIGNATURE PAGE TO FOLLOW]

               This Amendment to the Credit Agreement is entered into as of the date and year first above written.

LAZARE KAPLAN INTERNATIONAL INC.

By: _____________________
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION

By: _____________________
Name:
Title:

GUARANTOR’S ACKNOWLEDGEMENT AND CONSENT

          Each of the undersigned heretofore executed and delivered to Bank a Guaranty dated September 28, 2004. Each of the undersigned hereby consents to the Second Amendment to Revolving Credit Agreement as set forth above and confirms that its Guaranty and all of the undersigned’s obligations thereunder remain in full force and effect. Each of the undersigned further agrees that the consent thereof to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, specifically required by the Guaranty referred to above.

LAZARE KAPLAN EUROPE INC.

By: ________________________
Name:
Title:

LAZARE KAPLAN JAPAN INC.

By: ________________________
Name:
Title:

EXHIBIT A

SECOND AMENDED AND RESTATED PROMISSORY NOTE

New York, New York
$20,000,000.00	Dated as of September 24, 2004

     On June 30, 2008, FOR VALUE RECEIVED, the undersigned, LAZARE KAPLAN INTERNATIONAL INC., a Delaware corporation (the "Borrower") promises to pay to the order of HSBC BANK USA, National Association at its principal office at 452 Fifth Avenue, New York, New York 10018 the principal sum of Twenty Million Dollars ($20,000,000.00), or such lesser amount as may be advanced to the Borrower hereon pursuant to the Agreement hereinafter identified. This Note is subject to mandatory repayment in accordance with the terms and conditions set forth in the Agreement.

     The Borrower hereby promises to pay interest (computed on the basis of a year of 360 days for the actual number of days elapsed) on the principal amount from time to time remaining unpaid hereon from the date hereof until paid at the rates, and payable in the manner and on the dates, specified in the Agreement.

     All loans made by the payee hereof against this Note, and all payments made by the Borrower on account of the unpaid principal amount hereof, shall be recorded on the books and records of the holder hereof and endorsed hereon prior to any transfer hereof, and the Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the amount shown as owing on this Note on the books and records of the holder hereof shall be deemed prima facie correct.

     This Note is issued under the terms and provisions of Revolving Credit Agreement bearing even date herewith by and between the Borrower and HSBC BANK USA, National Association, as amended (the "Agreement"), and this Note and the holder hereof are entitled to all of the benefits provided for by said Agreement or referred to therein, including the ability of Bank to accelerate the payment of the Note upon the occurrence of an Event of Default, to which Agreement reference is hereby made for a statement thereof.

     This Note shall be construed in accordance with, and governed by, the internal laws of the State of New York.

     The Borrower hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or in enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and notice of dishonor.

      This Note evidences loans made by Bank to the Borrower, from time to time and amends and restates in its entirety that certain Amended and Restated Demand Promissory Note dated as of September 28, 2004 given by the Borrower to Bank (the “Old Note”) which evidenced outstanding loans made by Bank up to a maximum aggregate principal amount of $30,000,000.

LAZARE KAPLAN INTERNATIONAL INC.

By:
Name: William H. Moryto
Title: Vice President & Chief Financial Officer